Exhibit 99.1

USA Technologies, Inc. Appoints Interim Chief Financial Officer

MALVERN, Pa. -- Jan. 28, 2019 -- USA Technologies, Inc. (NASDAQ:USAT) (the “Company”), a premier digital payment, consumer engagement and logistics service provider for the self-service retail market, today announced that Glen Goold has been appointed interim Chief Financial Officer, effective January 24, 2019. Mr. Goold has served as a consultant to USA Technologies since October 2018.

Mr. Goold has more than two decades of experience in finance and accounting, including serving as Chief Financial Officer at Sutron Corporation from 2014 to 2018, where he led accounting, financial reporting, investor relations, and regulatory compliance responsibilities of the company. Sutron Corporation had been a public company (Nasdaq:STRN) prior to its acquisition by Danaher Corporation (NYSE:DHR) in July 2015. Mr. Goold had previously served as the assistant Chief Financial Officer and Director of Finance, and then as interim Chief Financial Officer for Sutron Corporation. Prior to that, he spent seven years at The Carlyle Group, a private equity firm, where he served as Associate Vice President of Fund Management. In this role, Mr. Goold was responsible for the financial management, daily operations, investor relations and administrative functions of operating three of the firm’s investment funds. He was with the accounting firm of Ernst & Young LLP earlier in his career.

“We are delighted that Glen is stepping into this role at USA Technologies,” said Stephen P. Herbert, Chief Executive Officer, USA Technologies. “Glen brings a strong finance background, and deep business management expertise, giving us great confidence in his ability to contribute to USA Technologies as interim CFO.”

USA Technologies will be conducting a search process to identify a permanent Chief Financial Officer. Mr. Goold will be considered as part of that process, together with internal and external candidates. Former Chief Financial Officer, Priyanka Singh, stepped down, effective January 7, 2019.

About USA Technologies, Inc.

USA Technologies, Inc. is a premier payment technology service provider of integrated cashless and mobile transactions in the self-service retail market. The company also provides a broad line of cashless acceptance technologies including its NFC-ready ePort® G-series, ePort Mobile® for customers on the go, ePort® Interactive, and QuickConnect, an API Web service for developers. Through its acquisition of Cantaloupe Systems, Inc. ("Cantaloupe"), the company also offers logistics, dynamic route scheduling, automated pre-kitting, responsive merchandising, inventory management, warehouse and accounting management solutions. Cantaloupe is a premier provider of cloud and mobile solutions for vending, micro markets, and office coffee services.

Contacts

Media:
Joele Frank, Wilkinson Brimmer Katcher
Tim Lynch / Meaghan Repko
212-355-4449
or
Investors:
Blueshirt Group
Monica Gould, +1 212-871-3927
monica@blueshirtgroup.com